Exhibit 3.1

Articles of Amendment

to

Articles of Incorporation

of

ACTION PRODUCTS INTERNATIONAL, INC.
(Name of corporation as currently filed with the Florida Dept. of State)

F13942
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”) (A professional corporation must contain the word “chartered”, “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED – (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article FOURTH is hereby amended to add, pursuant to Section

607.0602 of the Florida Business Corporation Act, the following:

[See attached additional pages]

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the-amendment itself: (if not applicable, indicate N/A)

(continued)

The date of each amendment(s) adoption:	August 21, 2008

Effective date if applicable:
(no more than 90 days after amendment file date)

Adoption of Amendment(s) (CHECK ONE)

☐	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by .”
(voting group)

☒	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature	/s/ ROBERT L. BURROWS
(By a director, president or other officer - if directors or officers have not Been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Robert L. Burrows
(Typed or printed name of person signing)

Chief Financial Officer
(Title of person signing)

FILING FEE: $35

ATTACHMENT TO ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ACTION PRODUCTS INTERNATIONAL, INC.

C. SERIES A PREFERRED STOCK. Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, said Board of Directors, pursuant to a meeting held on August 21, 2008, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series A Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series of Preferred Stock and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Articles of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the determinations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

(a) Determination. The series of Preferred Stock is hereby designated Series A Preferred Stock (the “Series A Preferred Stock”).

(b) Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be Five Hundred Thousand (500,000) shares of such series.

(c) Dividends. The holders of the Series A Preferred Stock shall be entitled to receive dividends, if and when declared by the Board of Directors for distribution to its holders of Common Stock, which shall be distributed ratably among the holders of the Series A Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

(d) Liquidation Preference. After the payment of all preferential amounts required to be paid to the holders of any class or series of stock ranking senior to the Series A Preferred Stock in respect of liquidation that may be authorized from time to time, (the “Senior Liquidation Stock”), upon the dissolution, liquidation, or winding up of the Corporation, all of the remaining assets and funds of the Corporation available for distribution to its holders of Common Stock shall be distributed ratably among the holders of the Series A Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

(e) Voting Rights. Except as otherwise required by law, the holder of shares of Series A Preferred Stock shall not have the right to vote on matters that come before the shareholders.

(f) Conversion Rights. Subject to and in compliance with the provisions of this paragraph (f), the holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert.

(A) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) (the “Conversion Rate”) fully paid and nonassessable share of Common Stock. Such Conversion Rate shall be subject to adjustment as provided herein.

(B) In no event, at any time that the Corporation has any class of its securities registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), shall a holder of shares of Series A Preferred Stock be entitled to convert any shares of Series A Preferred Stock in excess of that number upon conversion of which the sum of (i) the number of shares of Common Stock beneficially owned by such holder (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted shares of Series A Preferred Stock owned by the holder and the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on exercise or conversion analogous to the limitation contained herein) and (ii) the number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock with respect to which the determination described herein is being made, would result in the beneficial ownership by such holder of more than 9.99% of the outstanding shares of Common Stock of the Corporation. For purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of Exchange Act and Regulation 13D-G thereunder, except as otherwise provided in the parenthetical of clause (i) of the preceding sentence. Such holder may waive the limitations provisions of this paragraph upon not less than 61 days’ prior notice to the Corporation, and the provisions of this paragraph shall continue to apply until such 61st day (or such later date as may be specified in such notice of waiver). No conversion in violation of this paragraph, but otherwise in accordance herewith, shall affect the status of the Common Stock issued upon such conversion as validly issued, fully-paid and nonassessable.

(ii) Mechanics of Conversion. In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates and notice (or by the Corporation if the Corporation serves as its own transfer agent)

shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, but not later than five (5) business days after the Conversion Time, issue and deliver at such office to such holder, or to its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(iii) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph (f) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(iv) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the date this Certificate was filed with the Florida Secretary of State (the “Original Issue Date”), effect a subdivision of the outstanding Common Stock, the Conversion Rate in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (f)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v) Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (f)), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(vi) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (f)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (f) (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(vii) Notices of Record Date. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) business days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(viii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole number.

(ix) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Five Hundred Thousand (500,000) shares of Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(x) Notices. Any notice required by the provisions of this paragraph (f) to be given to the holders of shares of Series A Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

(xi) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

(xii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this paragraph (f), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) business days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, as promptly as reasonably practicable after the written request at any time by any holder of Series A Preferred Stock (but in any event not later than ten (10) business days thereafter), furnish or cause to be furnished to such holder a similar certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Rate then in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

(g) No Re-issuance of Preferred Stock. Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any amendment thereto creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(h) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

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